LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”), dated as of the Closing Date, defined below, (the “Effective Date”), is entered into by and between Columbia Laboratories, Inc., a Delaware corporation (“Licensor”), and Actient Pharmaceuticals LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are each sometimes referred to herein as a “Party”, and collectively, as the “Parties.”
RECITALS
WHEREAS, Licensor and Licensee have entered into that certain Asset Purchase Agreement, dated as of April 20, 2011 (the “APA”), for the sale by Licensor, and the purchase by Licensee, of the Purchased Assets (as defined in the APA); and
WHEREAS, as a condition to the Closing of the transactions contemplated by the APA, Licensor will grant Licensee certain licenses, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS

In addition to the terms defined above, elsewhere in this Agreement, and in the APA, the following terms when used in this Agreement, with initial capital letters shall have the respective meanings ascribed to them in this Article 1.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person. A Person will be deemed to “Control” another Person if such first Person has the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of securities, by contract or otherwise.
“Applicable Laws” means all laws, rules, regulations and guidances applicable to this Agreement or the activities contemplated hereunder, including, without limitation, the United States Food, Drug, and Cosmetic Act or 1938, as amended, and applicable regulations, FDA-issued guidances, federal and state anti-kickback laws, privacy laws, consumer protection statutes, and any rules, regulations, guidelines, guidances, ordinances or other requirements of the United States, any state, county, city or other political subdivision or of any Governmental Entity that may be in effect from time to time in the Territory and that are applicable to this Agreement or the activities contemplated hereunder.
“Closing Date” means the date set forth in Section 4.1 of the APA.
“Confidential Information” shall mean all information and materials disclosed by one Party, the disclosing Party, to the other Party, the receiving Party, pursuant to this Agreement, including but not limited to, all information relating to the disclosing Party's technology, know-how, Inventions, data, materials, products, processes, potential or actual customers, business strategies, suppliers or business. Confidential Information does not include information that: (i) is in the receiving Party's lawful possession prior to disclosure by the disclosing Party, as evidenced by receiving Party's written records; (ii) has become generally available to the public through no wrongful act or omission of the receiving Party; or (iii) has been provided to the receiving Party by any third party having no obligation of confidentiality, direct or indirect, to the disclosing Party.
“Field of Use” means the treatment with testosterone of any and all levels of hypogonadism or other indications for the treatment of low testosterone in men.
“Foreign Licenses” means any license or similar agreements related to the manufacture, market, use or sale of the Product outside of the Territory to which Columbia or its Affiliates is a party or may become a party after the Effective Date.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.
“Generic Product” shall mean a drug that is A-rated (may be substituted by a pharmacist without the consent of a physician) by the FDA as bioequivalent to the brand-name Striant® drug designated as NDA 21-543.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality of applicable jurisdiction, whether domestic or foreign.
“Governmental Rule” means any applicable law, judgment, order, decree, statute, ordinance, rule or regulation issued or promulgated by any Governmental Entity.
“Inventions” mean any findings, developments, discoveries, inventions, additions, modifications, formulations, or changes which are necessary for or used in the development, manufacture or commercialization of the Products, including without limitation, new or improved methods, processes, manufacturing techniques, specifications, ingredients, formulations, compositions, preparations, presentations, means of delivery, dosages, packaging or labeling of the Products, whether or not protected or protectable as a trade secret, patent, trademark or copyright, but expressly excluding any tangible or intellectual property included in the Purchased Assets (as defined in the APA) or any derivatives thereof or improvements thereon, all of which are assigned to Licensee pursuant to the APA executed concurrently herewith.
“Knowledge of Licensor” means the actual knowledge after due inquiry under the circumstances of the following individuals: Frank Condella (Chief Executive Officer), Michael McGrane (Senior Vice President, General Counsel and Secretary), George Creasy (Vice President of Clinical Research), and Lawrence A. Gyenes (Senior Vice President, Chief Financial Officer and Treasurer).
“Licensed Know How” means all the know how, trade secrets, expertise, inventions, discoveries, technical information and other unpatented information related to the Product that is owned or controlled by, or licensed to, Licensor or its Affiliates, including, but not limited to, all information reasonably necessary for Licensee and its Affiliates to make, have made, use or sell the Product, but expressly excluding any Product Know How as defined in the APA, which Product Know How is assigned to Licensee pursuant to the APA executed concurrently herewith.
“Licensed Intellectual Property” means: (a) the Licensed Trade Dress; (b) the Licensed Patents; (c) the Licensed Know How; and (d) the Licensed Inventions.
“Licensed Inventions” means (a) the Licensor Inventions; and (b) Licensor's and its Affiliates' interest in and to the Joint Inventions.

“Licensed Patents” means all: (a) U.S. patents and patent applications set forth on Exhibit A attached hereto; (b) U.S. patents and patent applications claiming priority thereto or to which the patents and patent applications set forth on Exhibit A claim priority, whether or not filed before or after the Effective Date, including provisionals, continuations, continuations-in-part, and divisions; (c) all patents and registrations issuing therefrom; (d) re-examinations, renewals, reissues, and extensions allowed on any of the foregoing; and (e) all other U.S. patents and patent applications owned or controlled by, or licensed to, Licensor or its Affiliates as of the Effective Date that cover the Product or that the practice of which is reasonably necessary for Licensee to make, have made, use, sell, offer to sell or import the Product within the Territory. For purposes of this definition, any Licensed Patents that meet the criteria in subsection (e) above at any time during the Term shall not be excluded from this definition simply because a particular Affiliate of Licensor is no longer an Affiliate.
“Licensed Trade Dress” means the layout, designs and coloring used on the packaging of the Product solely to the extent also used by the Licensor or its current Affiliates on product packaging of their products other than the Products. Licensed Trade Dress expressly excludes Product Trade Dress as defined in the APA, which Product Trade Dress is assigned to Licensee pursuant to the APA executed concurrently herewith.
“Net Sales” means the gross amount billed or invoiced by Licensee, and its subsidiaries and other Affiliates and any third party to whom Licensee sublicenses the Licensed Intellectual Property with respect to sales of the Product, for their sales of the Product to independent, unaffiliated third party customers in the Territory, not including any sales that take place in connection with the further development, testing or clinical trials of the Product, less deductions for (a) quantity, trade or cash discounts or allowances (including customer rebates) actually allowed and taken, (b) amounts deducted by reason of rejections or returns of goods, rebates, coupons or chargebacks or retroactive price reductions and (c) third party wholesaler fees, and specialty pharmacy charges, in each case, to the extent specifically attributable to the Product. To the extent applicable, components of Net Sales shall be determined in the ordinary course of business in accordance with GAAP.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Entity or other entity.
“Product” means the prescription drug product approved by the U.S. Food and Drug Administration (FDA) on June 19, 2003, as referenced in NDA 21-543, and sold under the name Striant® in the United States, together with any improvements, enhancements, modifications or extensions of said product, including without limitation any new uses, kits, formulations, and dosage forms.
“Royalty Period” means the period between the Effective Date and the tenth (10th) anniversary of the Effective Date.
“Territory” means the United States and its respective territories and possessions.
Definitions of the defined terms listed below are contained in the Section set forth opposite the defined term in the table below.

Defined Term	Section of Agreement
Agreement	Preamble
APA	Recitals
Commercially Reasonable Efforts	4.1
Contract Year	4.2(b)
Disclosure Schedule	6.1(c)
Effective Date	Preamble
Infringement Notice	3.5(a)
Joint Inventions	3.2(c)
Licensee	Preamble
Licensee Inventions	3.2(a)
Licensor	Preamble
Licensor Inventions	3.2(b)
Option	3.3
Party/Parties	Preamble
Patent Expiration	4.2(c)
Proceeding	3.6
Royalty Fee	4.2(b)
Royalty Period	4.2(a)
Watson	3.5(a)
Watson Licensed Products	3.5(a)
The following attached Exhibits are incorporated into this Agreement and form a part hereof:
Exhibit A: Licensed Patents
Exhibit B: Licensed Trade Dress
Exhibit C: Disclosure Schedule
Exhibit D: Royalty Fee Calculation Example

ARTICLE II.
LICENSE GRANT

2.1    Grant of Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee on behalf of itself and its Affiliates an exclusive (even as to Licensor and its Affiliates), irrevocable, perpetual and transferable license under the Licensed Intellectual Property to manufacture, have manufactured, use, market, sell, have sold, offer to sell, import or otherwise exploit the Product in the Field of Use in the Territory, with the right to grant sublicenses subject to Section 2.2.

2.2    Sublicenses. Licensee shall have the right to grant sublicenses (with rights to further sublicense) under the licenses set forth in Section 2.1 to sublicensees, provided that Licensee shall ensure that its sublicensees shall be subject to a written agreement with terms and conditions that are consistent with, and no less protective of, Licensor than the terms and conditions hereunder.

2.3    No Implied Licenses. Any intellectual property rights of a Party not expressly granted to the other Party under the provisions of this Agreement shall be retained by such Party. Except as expressly provided in this Agreement, a Party does not grant to the other Party any right or license in any intellectual property belonging to such Party, whether by implication, estoppel or otherwise.

2.4    Licensee's Retained Rights. The licensed rights granted herein shall be deemed licenses of “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of Licensor's bankruptcy and a subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by Licensor as a debtor-in-possession, whether under the law of the United States or elsewhere, or in the event of a similar action under applicable law, the Licensee and its respective Affiliates may elect to retain their licensed rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

2.5    Technology Transfer. Upon the Effective Date, Licensor shall deliver to Licensee or its designee all Licensed Know How in its or its Affiliates' possession. Licensed Know How developed after the date of this Agreement by Licensor or its Affiliates shall be disclosed promptly to Licensee and delivered within thirty (30) days following such disclosure. Licensor shall provide Licensee or its designee with such support and technical assistance as may be reasonable or appropriate to facilitate the transfer of the Licensed Know How.
ARTICLE III.
INVENTIONS; INTELLECTUAL PROPERTY

3.1    Invention Disclosures. Each Party shall promptly disclose to the other Party any and all Inventions arising on or after the Effective Date under the Parties' or their respective Affiliates' activities conducted pursuant to this Agreement and, in the case of Licensor or its Affiliates, pursuant to a Foreign License. Such disclosures shall be provided in writing and in sufficient detail for the other Party to understand the scope and nature of such Inventions. Any such disclosure of Inventions shall be treated as Confidential Information of the disclosing Party, subject to the terms of this Article III. Any disclosure of Joint Inventions shall be treated as the Confidential Information of both Parties.

3.2    Ownership of Inventions.

(a)Licensee shall solely own any and all Inventions solely made, conceived, or reduced to practice by Licensee or its Affiliates on or after the Effective Date (the “Licensee Inventions”).
(b)Licensor shall solely own any and all Inventions solely made, conceived, or reduced to practice by Licensor or its Affiliates on or after the Effective Date (the “Licensor Inventions”).
(c)Any Inventions that are made, conceived or reduced to practice jointly by Licensor and Licensee on or after the Effective Date (the “Joint Inventions”) shall be jointly owned by the Parties in accordance with U.S. patent law. Subject to the terms and conditions of this Agreement, including Licensee's exclusive license in and to the Licensed Intellectual Property as set forth in Section 2.1, each Party shall have the right to use, market, sell, have sold, import or otherwise export the Joint Inventions without any obligations to pay the other Party a royalty or other fee except that the Parties shall share the costs of prosecuting and maintaining the Joint Inventions as set forth in Section 3.4(c).

3.3    Grant of License and Option.
(a)    License Grant. Subject to the terms and conditions of this Agreement, Licensee grants to Licensor a non-exclusive, irrevocable (except in the event of Licensor's, Watson's or Watson's Affiliates breach of the scope of this license grant or a material breach of the confidentiality and non-use obligations set forth below; provided that Licensor, Watson or Watson's Affiliates does not cure any such breach within thirty (30) days), perpetual, non-transferable (except with respect to the sublicense to Watson described below), royalty-free and fully paid-up worldwide license in and to the intellectual property rights for Licensee Inventions and Joint Inventions (in each case without restriction) solely for the purpose of granting a sublicense under such rights to Watson Pharmaceuticals, Inc. or its Affiliates, including without limitation Coventry Acquisition, Inc. (“Coventry” and together with Watson and Watson's Affiliates, “Watson”) only, and without further sublicensing rights, for Watson to develop, manufacture, have manufactured, use, import, export, market, sell, offer to sell or otherwise commercialize its progesterone products to the extent such progesterone products use any of the Licensed Intellectual Property which was licensed by Licensor pursuant to the License Agreement dated July 2, 2010 by and between Licensor or its Affiliates and Coventry (the “Watson Licensed Products”), provided that in the event Licensor grants a sublicense to Watson pursuant to this Section 3.3, Licensor has obtained or shall obtain Coventry's agreement that it shall treat Licensee's Confidential Information in accordance with non-disclosure and non-use obligations at least as restrictive as those contained in Section 3.7(a) herein. Licensor shall immediately notify Licensee if it grants a sublicense to Watson pursuant to this Section 3.3(a) and shall promptly provide to Licensee a copy of such sublicense agreement and any amendments thereto.
(b)    Option Grant. Subject to the terms and conditions of this Agreement, Licensee grants to Licensor an option to negotiate a non-exclusive license, with sublicensing rights to be defined by the Parties, to the intellectual property rights for Licensee Inventions and Licensee's and Licensee's Affiliates' interest in and to the Joint Inventions on commercially reasonable terms to make, use, sell, offer for sale, and import Products outside of the Territory during the Term (the “Option”). Licensor shall provide written notice to Licensee of its election to exercise its Option within forty-five (45) days' of its receipt of any Invention disclosed by Licensee pursuant to Section 3.1. Should the Parties fail to negotiate a definitive agreement within forty-five (45) days of Licensor's written election, then Licensee shall have no further obligation to Licensor with respect to the rights subject to the Option.
3.4    Patent Management.

(a)Licensed Patents. Licensor will have the responsibility for, and shall diligently carry out, the filing, prosecuting and maintaining of the Licensed Patents, at Licensor's sole cost and expense. Licensor shall provide Licensee with an opportunity to consult with Licensor regarding the content of any amendment, response or correspondence with the United States Patent and Trademark Office within a reasonable time period prior to the submission of the same, and Licensor will incorporate reasonable requests by Licensee regarding the prosecution of such patent applications.
(b)Sole Inventions. Each party shall be solely responsible for the filing, prosecution, and maintenance of its respective Licensee or Licensor Inventions, as the case may be, at its sole cost and expense and in its sole discretion. Neither Party shall be permitted to disclose Confidential Information of the other Party in any patent application for its Invention without the other Party's express written consent.
(c)Joint Inventions. The Parties shall jointly prepare, and consult with respect to, all patent applications (if any) directed to the Joint Inventions. Licensee and Licensor shall be jointly responsible for filing any such application directed to the Joint Inventions in the form and with the content as agreed to by the Parties, and shall thereafter be responsible for the prosecution and maintenance of all such patent applications directed to the Joint Inventions hereunder and all costs associated therewith shall be borne equally between the Parties. Licensee and Licensor shall be jointly responsible for the content of any amendment, response or correspondence with any United States, PCT or foreign patent authority and for the prosecution of such patent applications.
(d)Assistance. Each Party will fully cooperate with the other Party in connection with the filing, prosecution and maintenance of the patents and patent applications for which such Party is responsible, including by providing reasonable access to relevant Persons and executing all documentation reasonably requested at the sole cost and expense of the Party requesting such assistance.
(e)Assumption of Responsibility. In the event that either Party declines or fails to prepare, file, prosecute or maintain patent applications or patents or take such other actions relating to the patents and patent applications for which it is primarily responsible in Sections 3.4 (a) and (b) above, or if a Party declines or fails to cooperate in preparing, prosecuting and maintaining the Joint Inventions as provided in 3.4(e)

above, then such Party shall promptly and in no event later than ninety (90) days prior to any USPTO or equivalent foreign patent office filing deadline, provide written notice to the other Party. The other Party shall have the right upon such notice or, if no notice is received, at any time within ninety (90) days prior to any such filing deadline, to assume such responsibilities at its own expense, using counsel of its choice, but the ownership shall remain unchanged unless otherwise agreed by the Parties in writing. This Section 3.4(e) shall not apply to those Licensee Inventions for which Licensor elected not to exercise its Option or, if it did exercise such Option, for which a definitive agreement was not executed between the Parties. In the event that Licensee assumes responsibility for one or more Licensed Patent pursuant to this Section 3.4(e), then such Licensed Patent shall be deemed as an abandoned patent under Section 4.2(c).
3.5    Enforcement.
(a)Notice. Each Party will promptly notify the other of any suspected or actual infringement, misuse or other violation by a third party in the Territory of any of the Licensed Intellectual Property or Licensee Inventions (the “Infringement Notice”), including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in the Territory and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of the same.
(b)Licensor's First Right of Enforcement. Licensor will have the first right to bring and control any legal action in connection with Licensed Patents, Licensed Trade Dress, Licensed Know How, Licensor Inventions and Joint Inventions at Licensor's own expense as it reasonably determines appropriate. If Licensor fails to bring an action, then Licensee shall have the right to bring and control any such action by counsel of its own choice, at Licensee's cost and expense in the Territory.
(c)Licensee's First Right of Enforcement. Licensee will have the first right to bring and control any legal action in connection with the Licensee Inventions at Licensee's own expense as it reasonably determines appropriate, and Licensor shall have the right, at Licensee's cost and expense, to be represented in any such action by counsel of its own choice. If Licensee fails to bring an action or proceeding with respect to, or to terminate, infringement described in this Section 3.5(c) within ninety (90) days following the Infringement Notice, then Licensor shall have the right to bring and control any such action by counsel of its own choice, at Licensor's cost and expense; provided that this Section 3.5(c) shall not apply to those Licensee Inventions for which Licensor elected not to exercise its Option or, if it did exercise such Option, for which a definitive agreement was not executed by the Parties.
(d)Cooperation. At the request of the Party prosecuting any enforcement action or proceeding hereunder, the other Party, at the prosecuting Party's cost and expense, subject to the foregoing Sections 3.4(b) through (c) shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required.
(e)Allocation of Damages. In the event that either Party recovers any amounts from any litigation or settlement resulting from an enforcement action in this Section 3.5, then such amounts shall be applied: (i) first, to reimburse Licensor and Licensee for their respective actual out-of-pocket expenses; and (ii) second, any remaining amount shall be the sole property of enforcing Party.

3.6    Infringement of Third Party Patents. If Licensee, or any of its Affiliates or sublicensees, is subject to an action, suit or other proceeding (“Proceeding”) by a third party for infringement of a third party's patent, trademark or other intellectual property rights in the Territory because of the manufacture, use, sale or other exploitation of the Product or the Licensed Intellectual Property in the Territory, Licensee shall promptly notify Licensor in writing of such Proceeding, and the Parties shall consult with each other to agree upon the course of action to be taken. Unless otherwise agreed in writing by the Parties, Licensor shall undertake the defense of such Proceeding with counsel of its choice (which shall be reasonably acceptable to Licensee), at its own expense, in which event Licensee shall have the right to be represented by advisory counsel of its own selection at its own expense.

Licensor and Licensee shall reasonably cooperate and coordinate with each other in the defense of such Proceeding and furnish all pertinent evidence and reasonable assistance in their control. Each Party shall keep the other Party reasonably informed of all material developments in connection therewith. In the event Licensor fails to assume the defense of such Proceeding, Licensee may assume such defense at the expense of Licensor; provided, however, that Licensee will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of Licensor. In connection with the foregoing, Licensor agrees to indemnify Licensee and its Affiliates and their respective officers, directors, managers, members, employees, successors and assigns against, and agrees to hold them harmless from, any Loss arising or resulting from or relating to infringement claims of the type described in this Section 3.6.

3.7    Confidential Information.

(a)Non-Disclosure. The Parties agree that during the Term, and for a period of five (5) years after the expiration thereof, with respect to Confidential Information of the disclosing Party, the receiving Party will (i) maintain such Confidential Information in confidence to the same extent the receiving Party maintains its own confidential or proprietary information or trade secrets of similar kind and value, but in no event less than a reasonable degree of care; (ii) subject to the provisions of this Section 3.7, not disclose such Confidential Information to any third party without the prior written consent of the disclosing Party, except for disclosures to its Affiliates and sublicensees who agree to be bound by obligations of non‑disclosure and non‑use at least as stringent as those contained in this Section 3.7(a); and (iii) not use Confidential Information for any purpose except those purposes permitted by this Agreement.
(b)Authorized Disclosure. Notwithstanding the foregoing Section 3.7(a), a receiving Party may disclose Confidential Information of the disclosing Party if the receiving Party or any of its Affiliates or their respective representatives is compelled to disclose any such information to by a valid court or administrative order or by other requirements of law, provided that the receiving Party: (i) shall promptly notify the disclosing Party in writing and shall disclose only that portion of such information that is legally required to be disclosed; (ii) shall cooperate with the disclosing Party at the disclosing Party's expense in the disclosing Party's efforts to obtain an appropriate protective order or other remedy of the disclosing Party's election; and (iii) shall obtain reasonable assurances for the confidential treatment of the Confidential Information.
ARTICLE IV.
PROMOTION; ROYALTY PAYMENTS; AUDITS; MILESTONE SALES; NO IMPLIED LICENSES
4.1    Promotion. During the Royalty Period (as defined below), Licensee shall use its Commercially Reasonable Efforts to promote and sell the Product in the United States. For purposes of this Section 4.1, “Commercially Reasonable Efforts” means such efforts which are commensurate with the efforts a reasonable Person would extend to a product at a similar stage taking into account its safety and efficacy, the cost to develop and commercialize the Product, the establishment of the Product in the marketplace, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and all other relevant factors.
4.2    Royalty Payments.
(a)General. During the Royalty Period, Licensee shall pay to Licensor the Royalty Fee described in Section 4.2(b), below, with respect to Net Sales of the Product in the Territory, unless otherwise reduced pursuant to Section 4.2(c), below. Upon the expiration of the Royalty Period, the license granted pursuant to Section 2.1 shall be fully-paid up and no further royalties or other payments shall be due to Licensor from Licensee.
(b)Royalty Amounts. Subject to Section 4.2(a), during the Royalty Period, Licensee shall pay to Licensor, within forty-five (45) days following each calendar quarter in a year beginning April 1 and ending March 31 (a “Contract Year”) or portion thereof during the Term, the following royalty fee (“Royalty Fee”):

Net Sales	Royalty
Less than Ten Million Dollars ($10,000,000)	Zero percent (0%) of Net Sales
Between Ten Million Dollars ($10,000,000) and Twenty Million Dollars ($20,000,000)	Seven percent (7%) of Net Sales
More than Twenty Million Dollars ($20,000,000)	Ten percent (10%) of Net Sales
A Royalty Fee calculation example is attached hereto as Exhibit D.
(c)    Royalty Reductions. Notwithstanding the foregoing Royalty Fee set forth in Section 4.2(b), during the Royalty Period the Royalty Fee shall be reduced as follows: (i) upon the expiration, cancellation, invalidation, abandonment or termination of the last valid Licensed Patent in the Territory (the “Patent Expiration”), the Royalty Fee payable with respect to Net Sales in the Territory shall be reduced by fifty percent (50%) of the amounts otherwise payable hereunder for the remainder of the Royalty Period for the Territory; or (ii) in the event a Generic Product is launched during the period between the Patent Expiration and the expiration of the Royalty Period, no Royalty Fee shall be payable following the launch of such Generic Product.
(d)    Royalty Offset. The Royalty Fee shall be reduced by the amount of any consideration Licensee, its Affiliates or its sublicensees pay if necessary to obtain a patent license from a third party in order to make, use, import or sell the Product in the Territory provided that the royalty payable to Licensor shall not be so reduced by more than fifty percent (50%). As used in this Section 4.2(d), a license is “necessary” if it is commercially reasonable to obtain the license in light of the risk of infringement or a court of competent jurisdiction renders a final, non-appealable determination of infringement.
(e)    Reporting. At the time of Licensee's remittance of each earned royalty payment, Licensee shall furnish to Licensor a report showing the Net Sales of the Products for the corresponding calendar quarter. Licensee shall also provide an annual report during the Royalty Period showing the Net Sales of the Products for such given year. Licensee shall maintain all records of Net Sales in accordance with GAAP.
(f)    Late Payments. If Licensor does not receive the total applicable royalty payment when due under this Section 4.2, Licensee shall pay interest with respect to any payments past due to Licensor at the lower of: (i) the maximum rate allowed by law; or (ii) the rate of one (1%) percent per month, computed from the original due date until paid.
(g)    Audits. Upon thirty (30) days' prior written notice to Licensee, Licensor shall have the right to have an independent certified public accountant, selected by Licensor and acceptable to Licensee, which acceptance may not be unreasonably withheld, audit Licensee's records pertaining to calculation of Net Sales subject to this Agreement, during normal business hours, to verify the amounts payable hereunder; provided, however, that (a) such audit shall not take place more frequently than once per year; (b) such audit shall not cover such records for more than the preceding three (3) years; (c) any such audit shall take place at the location Licensee maintains such records, or at such other location mutually agreed; and (d) all information obtained during the audit shall constitute Confidential Information of Licensee pursuant to the terms of this Agreement. Any such audit shall be solely for the purpose of determining, and to report, compliance or non-compliance with the royalty payment requirements of this Agreement. The expenses of such audit shall be paid by Licensor unless the audit conclusively demonstrates that Licensee has paid Licensor less than ninety-five (95%) percent of the amount determined to be due for a given time period, in which case the expense of the audit shall be paid by Licensee. Licensee shall preserve and maintain all such records and accounts required for such audits for a period of five (5) years after the quarter to which such records and accounts apply. Any independent accounting firm that is hired by Licensor to perform such audit shall agree in writing to be bound by the confidentiality and non-disclosure terms and conditions of this Agreement with respect to any information, data, records and accounts audited.
ARTICLE V.
TERM AND TERMINATION; LIMITED LICENSE
5.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue until the Parties mutually agree in writing to terminate this Agreement.
5.2    Sell-Off Period. Anything herein to the contrary notwithstanding, provided Licensee is not in breach of this Agreement, in the event of termination of this Agreement, after the date of termination Licensee shall have the non-exclusive right, for six (6) months after the termination of this Agreement, to promote, advertise, sell and distribute the Products in inventory remaining unsold as of said date of termination pursuant to the terms of this Agreement including payment of Royalty Fees related thereto.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
6.1    Licensor's Representations and Warranties. Licensor hereby represents and warrants as of the Effective Date that:
(a)it has the right, power and corporate authority to enter into this Agreement including without limitation to grant the license in Section 2.1 on its own behalf and on behalf of its Affiliates and to make the covenants and agreements set forth in this Agreement;
(b)the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to the Knowledge of Licensor, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;
(c)except as set forth in the disclosure schedule attached hereto as Exhibit C (the “Disclosure Schedule”), the Licensed Intellectual Property is (i) owned by Licensor or its Affiliates, (ii) freely licensable by Licensor to Licensee without the payment of any royalties, license fees or other amounts to any other Person and (iii) free and clear of any rights or claims of any other Person;
(d)except as set forth on the Disclosure Schedule, the Licensed Patents set forth on Exhibit A, the Licensed Trade Dress set forth on Exhibit B and the Licensed Know How constitutes all of the intellectual property of Licensor related to the manufacture, marketing, distribution and sale of the Product in the Territory or that is used for the manufacture of the Product or the marketing, distribution and sale of the Product in the Territory, as manufactured, marketed, distributed or sold by Licensor as of the Closing Date;
(e)except as set forth on the Disclosure Schedule, Licensor has not received any written notice of a claim, and, to the Knowledge of Licensor, there has not been any threatened claim, made by any third party of infringement or misappropriation, or contesting the validity, enforceability, use or ownership of the assets, properties or rights subject to the Licensed Intellectual Property and, to the Knowledge of Licensor, there is no basis therefore;
(f)the Disclosure Schedule sets forth a complete and accurate list of each contract pursuant to which Licensor has a license or other similar rights to the Licensed Intellectual Property used by it in the manufacture, use, marketing, sale and distribution of the Product as of the Effective Date. Except as set forth on the Disclosure Schedule, the Licensed Intellectual Property is not subject to any contractual obligation (i) restricting Licensor's use or rights thereof, (ii) entitling third parties to use the same or (iii) in any way obligating Licensor to make royalty or similar payments to others;
(g)all of the Licensed Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use);
(h)to the Knowledge of Licensor, as of the date hereof, there are no outstanding claims asserted against Licensor alleging that the manufacture, marketing or sale of the Product by Licensor infringes, misappropriates or otherwise violates any intellectual property of any other Person and, to the Knowledge of Licensor, there is no basis therefore; and
(i)to the Knowledge of Licensor, the Licensed Intellectual Property is valid, subsisting and enforceable. None of the Licensed Intellectual Property is the subject of any cancellation, abandonment or similar action or proceeding.
6.2    Licensee's Representations and Warranties. Licensee hereby represents and warrants as of the Effective Date that:
(a)it has the right, power and corporate authority to enter into this Agreement and to make the covenants and agreements set forth in this Agreement; and
(b)the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to its knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
ARTICLE VII.
MISCELLANEOUS
7.1    Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR THE APA, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE RELATED TO ANY AND ALL OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.
7.2    Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.
7.3    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.
7.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Licensor, to: Columbia Laboratories, Inc. 354 Eisenhower Parkway Plaza One, Second Floor Livingston, NJ 07039 Attn: General Counsel Facsimile: 973-994-3001
with copies (which shall not constitute notice) sent concurrently to:
Gibbons P.C. One Gateway Center Newark, New Jersey 07102-5310 Attn: Robert F. Coyne, Esq. Facsimile: 973-639-6478
If to Licensee, to: Actient Pharmaceuticals LLC 150 South Saunders, Suite 120 Lake Forest, Illinois 60045 Facsimile: 847.607.9019 Attn: Edward Fiorentino CEO, Actient Pharmaceuticals
with copies (which shall not constitute notice) sent concurrently to:
Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60054 Facsimile: 312.862.2200 Attn:Edward A. Donovan, Esq.
provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.
7.5    Relationship of the Parties; No Third Party Beneficiaries.
(a)The Parties are independent contractors. Nothing herein is intended, or shall be deemed, to constitute a partnership, agency, joint venture or employment relationship between the Parties. No Party shall be responsible for the other Party's acts or omissions; and neither Party shall have authority to speak for, represent, obligate, or bind the other Party in any way without prior written authority from the other Party.
(b)This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
7.6    Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Parties hereto. This Agreement (together with the Exhibits attached hereto and incorporated herein by reference), the APA and the other documents executed and delivered by the Parties pursuant to the APA contain the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the Effective Date with respect hereto and thereto.
7.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability or validity of any other provisions or of the remainder of this Agreement.

7.8    Assignment and Transfer.
(a)Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that, so long as any such successor or assign agrees in writing to be bound by this Agreement, either Party may assign this Agreement and any or all of its rights and obligations under this Agreement, without the prior written consent of the other Party, (i) to an Affiliate or to a successor to the relevant portion of the assigning Party's business by reason of merger, sale of its assets or stock or any similar transaction, and (ii) to its and its Affiliates' lenders as collateral security; provided, that prior to such assignment, the assigning Party provides to the non-assigning Party written notice of such transfer. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation.
(b)Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.
7.9    Restrictive Covenant. During the Term of this Agreement, Licensee shall not knowingly take any action which constitutes a violation of Applicable Laws or breach of this Agreement or that would have a material adverse impact on (i) the commercialization of the Product in the Territory; or (ii) the then existing business of Licensor, its Affiliates and licensees with respect to the Product outside of the Territory.
7.10    Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Reference to days are to calendar days unless specified otherwise. References to any statute, act, or regulation are to that statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
7.11    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
7.12    Further Actions. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, as may be reasonably necessary or as the other Party may reasonably request in connection with this Agreement in order to carry out more effectively the provisions and purposes hereof.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.
LICENSOR:
Columbia Laboratories, Inc.
By: /s/ Frank C. Condella, Jr.
Name: Frank C. Condella, Jr.
Title: President and Chief Executive Officer
LICENSEE:
Actient Pharmaceuticals, LLC
By: /s/ Edward Fiorentino
Name: Edward Fiorentino
Title: Chief Executive Officer

Exhibit A
Licensed Patents

Application No.	Patent No.	Title	Country	Status	Filing Date	Issue Date	Exp. Date
09/379,310	6,248,358	BIOADHESIVE PROGRESSIVE HYDRATION TABLETS AND METHODS OF MAKING AND USING THE SAME	UNITED STATES	ISSUED	8/23/1999	6/19/2001	8/23/2019
Owner - Columbia Laboratories, Inc.

Exhibit B
Licensed Trade Dress

PMS 281
PMS 300
Black
8 Mar 04

STRIANT® CIII
(testosterone buccal system)
mucoadhesive
30mg

STRIANT® CIII
(testosterone buccal system)
mucoadhesive
30mg

FOR USE IN THE BUCCAL MUCOSA

NDC 55056-3060-1

6 blister cards
Total 60 buccal systems

Each buccal system contains
30mg of testosterone

COLUMBIA LABORATORIES

Usual dosage : One buccal system every 12 hours
(See enclosed prescribing information for application directions)

Use as directed by your physician

Store at 20°-25°C (68°-77°F) (See insert).
Protect from heat and moisture.

Rx only.

WARNING: KEEP OUT OF THE REACH OF CHILDREN

Manufactured for:
Columbia Laboratories, Inc.,
Livingston, NJ 07039

Manufactured by:
Mipharm S.p.A., Milan, Italy

1602ZA

USA/A182/9012240

STRIANT® CIII
(testosterone buccal system)
mucoadhesive
30mg

FOR USE IN THE BUCCAL MUCOSA

NDC 55056-3060-1

6 blister cards
Total 60 buccal systems

Each buccal system contains
30mg of testosterone

COLUMBIA LABORATORIES

Expiry date:
Batch No:

Each blister card contains 10 Striant® (testosterone buccal system) mucoadhesive 30mg

Also contains Carbomer 934P, Hydroxypropylmethyl Cellulose, Anhydrous Lactose, Lactose Monohydrate, Magnesium Stearate, Polycarbophil, Silicon Dioxide, Starch and Talc

US Patent Numbers 6,248,358
others pending

55056 30601 0

60 carton

Exhibit C
Disclosure Schedule

Exhibit D
Royalty Fee Calculation Example